January 2, 2003

To:
Alberta Securities Commission
British Columbia Securities Commission
Manitoba Securities Commission
Office of the Administrator, New Brunswick
Securities Commission of Newfoundland
Nova Scotia Securities Commission
Ontario Securities Commission
Registrar of Securities, Prince Edward Island
Commission des valeurs mobilieres du Quebec
Saskatchewan Securities Commission
Securities Registry, Government of the Northwest Territories
Registrar of Securities, Government of the Yukon Territories
Nunavut Legal Registry
The Toronto Stock Exchange
U.S. Securities & Exchange Commission
The New York Stock Exchange
Depository Trust Company
Canadian Depository for Securities

Dear Sirs:
Subject: Notification of Meeting and Record Date
We advise the following with respect to the Meeting of Shareholders for the subject Corporation:
1. Name of the Reporting Issuer :Canada Life Financial Corporation
2. Date Fixed for the Meeting :May 29, 2003
3. Record Date for Notice :April 25, 2003
4. Record Date for Voting :April 25, 2003
5. Beneficial Ownership Determination Date :April 25, 2003
6. Classes or Series of Securities that entitle the holder
to receive Notice of the Meeting :Common - 135113108
7. Classes or Series of Securities that entitle the holder
to Vote at the Meeting :Common - 135113108
8. Business to be conducted at the Meeting :Routine
Yours truly,
(Signed)

Gary Hyshka
Assistant Account Manager
Stock Transfer Services
Computershare Trust Company of Canada
100 University Avenue
Toronto, Ontario, M5J 2Y1
(416) 263-9493
(416) 981-9800 Fax
www.computershare.com

c.c. Brenda Leuschen Farkas, Canada Life Financial Corporation